Exhibit 10.11

EMPLOYMENT AGREEMENT
(Marco A. Martinez)

This EMPLOYMENT AGREEMENT, dated as of December 1, 2007 (this “Agreement”), is by and between MYR Group Inc., a Delaware corporation (the “Company”), and Marco A. Martinez (the “Key Employee”).  This Agreement shall become effective upon the closing of the offering and sale of equity securities by the Company (the “Effective Date”) pursuant to a Purchase/Placement Agreement to be entered into by and between the Company and Friedman, Billings, Ramsey & Co., Inc. (the “Financing”); provided, that this Agreement shall be null and void, and of no force or effect, if such closing does not occur within ninety (90) days after the date hereof.

W I T N E S S E T H:

WHEREAS, the Company has identified Key Employee as an integral part of the Company’s operation and management; and

WHEREAS, the Company recognizes Key Employee’s efforts and desires to reward those efforts to protect and enhance the best interests of the Company.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS

1.1          Definitions.

(a)           “Base Salary” means the Key Employee’s base salary as in effect from time to time, as described in Section 2.3(a).

(b)           “Board” means the Board of Directors of the Company.

(c)           “Cause” means:

(i)            A material breach by Key Employee of Sections 3.9(d), (e) or (f) of this Agreement (regarding the noncompetition provisions);

(ii)           The commission of a criminal act by Key Employee against the Company, including but not limited to fraud, embezzlement or theft;

(iii)          The conviction or plea of no contest or nolo contendere of Key Employee for any felony or any crime involving moral turpitude; or

(iv)          Key Employee’s failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Board consistent with the terms of the Agreement which is not remedied within thirty (30) days after Key Employee’s receipt of written notice from the Company.

Notwithstanding the foregoing, Key Employee shall not be deemed to have been terminated for Cause pursuant to this Section 1.1(c) unless and until there shall have been delivered to him a copy of a resolution duly adopted by at least seventy-five percent (75%) of the entire membership of the Board (not including for this purpose Key Employee if Key Employee is then a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice to Key Employee and a reasonable opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Key Employee engaged in conduct set forth in this Section 1.1(c).

(d)           “Change in Control” means the occurrence of a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the Company’s assets,” as defined in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii), respectively.

(e)           “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(f)            “Code” means the Internal Revenue Code of 1986, as amended.

(g)           “Disability” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, Key Employee is unable to engage in any substantial gainful activity or is receiving income replacement benefits under an accident and health plan covering employees of the Company for a period of not less than three months.

(h)           “Good Reason” means:

(i)            a reduction of Key Employee’s Base Salary and/or annual target bonus opportunity without Key Employee’s consent,

(ii)           a material reduction of Key Employee’s duties (without the Key Employee’s consent) from those in effect as of the Effective Date or as subsequently agreed to by Key Employee and the Company for which Key Employee shall have given the Company written notice of such breach and the Company shall have failed to cure such breach within thirty (30) days after receipt of such notice,

(iii)          the relocation of the Key Employee’s primary work site to a location greater than fifty (50) miles from the Key Employee’s work site as of the Effective Date, or

(iv)          any other material breach by the Company of a material provision of this Agreement for which Key Employee shall have given the Company written notice of such breach and the Company shall have failed to cure such breach within thirty (30) days after receipt of such notice.

(i)            “Post-Termination Period” means the period beginning on the date that Key Employee’s employment terminates and ending on the first anniversary of such date; provided, however, that with respect to a termination without Good Reason, such period shall begin on the date that Key Employee’s employment terminates and end on the six-month anniversary of such date.

(j)            “Protection Period” means the period beginning on the date of the occurrence of a Change in Control and ending 12 months following the occurrence of a Change in Control.

(k)           “Severance Pay” means

(i)            one-half (1/2) the sum of Key Employee’s annual Base Salary and Target Bonus as of the date of his termination of employment, in the case of a termination by Key Employee without Good Reason, whether or not during the Protection Period;

(ii)           two (2) times the sum of Key Employee’s annual Base Salary and Target Bonus as of the date of his termination of employment, in the case of a termination Without Cause outside the Protection Period or a termination by Key Employee with Good Reason outside the Protection Period; and

(iii)          three (3) times the sum of Key Employee’s annual Base Salary and Target Bonus as of the date of his termination of employment, in the case of a termination Without Cause during the Protection Period or a termination by Key Employee for Good Reason during the Protection Period.

(l)            “Severance Period” means

(i)            the six (6) month period following the date of his termination of employment, in the case of a termination by Key Employee without Good Reason, whether or not during the Protection Period; and

(ii)           the two (2) year period following the date of his termination of employment, in the case of a termination Without Cause or a termination by Key Employee for Good Reason, whether or not during the Protection Period.

(m)          “Without Cause” means termination by the Company of Key Employee’s employment at the Company’s sole discretion for any reason, other than by reason of Key Employee’s death or Disability, and other than a termination based upon Cause.

1.2          Interpretations.  In this Agreement, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term.

ARTICLE II
EMPLOYMENT AND DUTIES

2.1          Term.  The term of this Agreement shall be three (3) years commencing on the Effective Date of this Agreement (the “Initial Term”), provided, however, that the Agreement shall automatically be extended for an additional one-year period at the end of the Initial Term and each one-year anniversary thereafter (each a “Renewal Term” and together with the Initial Term being referred to herein as the “Employment Term”), unless not later than one-hundred eighty (180) days prior to the end of the then-current period, either Key Employee or the Company shall have provided written notice to the other party that it does not wish to extend the Agreement.

2.2          Position, Duties and Services.  The Key Employee shall serve in the position of Vice President, Chief Financial Officer and Treasurer and shall have duties and responsibilities consistent with an executive serving in such capacity.  The Key Employee shall perform such duties and responsibilities diligently and to the best of his abilities.  The Key Employee’s employment will be subject to the supervision and direction of the Chief Executive Officer of the Company and the Board.

2.3          Compensation.

(a)           Base Salary.  Key Employee shall receive an initial Base Salary at the rate of two hundred forty thousand dollars ($240,000) per annum payable in periodic installments in accordance with the Company’s normal payroll practices and procedures, which Base Salary may be increased (but not decreased) by the Board or (a committee thereof) from time to time.

(b)           Target Bonus.  During the Employment Term, Key Employee shall be eligible to receive an annual target bonus (the “Target Bonus”) equal to fifty percent (50%) of Executive’s Base Salary, based on the achievement of annual performance objectives, as determined by the Board (or a committee thereof) in its discretion.

(c)           Incentive, Savings, Profit Sharing, and Retirement Plans.  During the Employment Term, Key Employee shall be entitled to participate in all incentive, savings, profit sharing and retirement plans, practices, policies and programs applicable generally, from time to time, to other similarly situated employees of the Company.

(d)           Welfare Benefit Plans.  During the Employment Term, Key Employee and/or Key Employee’s family, as the case may be, shall be eligible for participation in and will receive all benefits under the welfare benefit plans, practices, policies and programs applicable generally, from time to time, to other similarly situated employees of the Company.

2.4          Severance Benefit.  Key Employee shall be entitled to receive the severance benefits described in ARTICLE III upon his termination of employment during the Employment Term, provided he satisfies the requirements outlined in ARTICLE III.  Notwithstanding anything in this Agreement to the contrary, for all purposes of this Agreement, Key Employee shall not be deemed to have incurred a termination of employment unless Key Employee has incurred a “separation from service” as defined in Treasury Regulation §1.409A-1(h).

2.5          Indemnification.  The Company shall (i) indemnify, hold harmless and defend Key Employee to the extent permitted under applicable law from and against reasonable costs, including reasonable attorneys fees, incurred by him in connection with or arising out of any acts or decisions made by Key Employee in the course and scope of his employment hereunder and (ii) pay all reasonable expenses and reasonable attorney’s fees actually incurred by Key Employee in connection with or relating to the defense of any claim, action, suit or proceeding by any third party against Key Employee arising out of or relating to any acts or decisions made by Key Employee in the course and scope of his employment hereunder; provided, however, that such indemnification shall not apply with respect to the commission of a criminal act or any gross misconduct by Key Employee.  This Section 2.5 shall survive the termination or expiration of this Agreement.

ARTICLE III
EARLY TERMINATION

3.1          Death.  Upon the death of Key Employee during the Employment Term, the Agreement shall terminate and Key Employee’s estate shall be entitled to payment of his Base Salary through the date of such termination plus any compensation and benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which Key Employee is a participant.

3.2          Disability.  In the event of Key Employee’s Disability during the Employment Term, the Agreement and Key Employee’s employment with the Company shall terminate and Key Employee shall be entitled to payment of the following benefits:  (a) his Base Salary through the date of such termination; (b) long-term disability benefits pursuant to the terms of any long-term disability policy provided to similarly situated employees of the Company in which Key Employee is a participant; and (c)  any compensation and benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which Key Employee is a participant.

3.3          Termination for Cause by Company.  If Key Employee’s employment is terminated during the Employment Term for Cause, the Company shall pay Key Employee through the date of termination (a) his Base Salary in effect at the time notice of termination is given and (b)  any compensation and benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which Key Employee is a participant.

3.4          Termination Without Good Reason by Key Employee.  If Key Employee terminates his employment with the Company during the Employment Term without Good Reason, whether or not during the Protection Period, Key Employee shall be entitled to (a) his unpaid Base Salary through the date of termination; (b) any compensation and benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which Key Employee is a participant; (c) a lump sum payment equal to his Severance Pay, and (d) during the Severance Period, Company-paid benefit continuation coverage, on an insured or uninsured basis as determined by the Company in its sole discretion, concurrent with COBRA, for Key Employee and his family under the welfare benefit plans specified in Section 2.3(d) in which Key Employee is a participant, on the same basis as such benefits are provided to active employees; provided, however, that if Key Employee breaches the provisions of Section 3.9(b),

(d), (e) or (f) before the end of the Severance Period, Key Employee shall forfeit the right to benefit continuation coverage for the remainder of the Severance Period and, within thirty (30) days of such breach, Key Employee shall be required to remit to the Company a pro-rata portion of his Severance Pay, calculated as the product of (i) the Severance Pay received by Key Employee upon his termination, times (ii) a fraction, the numerator of which shall be the number of months from Key Employee’s termination to the date of such breach and the denominator of which shall be six (6) (the number of months in the Severance Period).  Notwithstanding anything to the contrary herein, if Key Employee becomes re-employed by another employer during the Severance Period, Key Employee shall provide written notice of such re-employment to the Company within thirty (30) days of the commencement of such new employment, at which time the Company-paid benefit continuation coverage described herein shall be terminated and Key Employee shall be required to remit to the Company a pro-rata portion of his Severance Pay, calculated as the product of (i) the Severance Pay received by Key Employee upon his termination, times (ii) a fraction, the numerator of which shall be the number of months from Key Employee’s termination to the date of such re-employment and the denominator of which shall be six (6).  Subject to Section 3.11, the payment of any Severance Pay and the continuation of welfare benefit plan coverage, as provided in Section 2.3(d), shall be made (or commence) in the month immediately following the month in which the waiver and release of claims described in Section 3.8 becomes non-revocable.

3.5          Termination Without Cause or for Good Reason Outside the Protection Period.  If, during the Employment Term and outside the Protection Period, the Key Employee’s employment is terminated by the Company Without Cause or Key Employee terminates his employment with the Company for Good Reason, he shall be entitled to (a) his unpaid Base Salary through the date of termination; (b)  any compensation and benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which Key Employee is a participant; (c) a lump sum payment equal to his Severance Pay; and (d) during the Severance Period, Company-paid benefit continuation coverage, on an insured or uninsured basis as determined by the Company in its sole discretion, concurrent with COBRA, for Key Employee and his family under the welfare benefit plans specified in Section 2.3(d) in which Key Employee is a participant, on the same basis as such benefits are provided to active employees.  Notwithstanding anything to the contrary herein, if Key Employee becomes re-employed by another employer during the Severance Period, Key Employee shall provide written notice of such re-employment to the Company within thirty (30) days of the commencement of such new employment, at which time the Company-paid benefit continuation coverage described herein shall be terminated.  Subject to Section 3.11, the payment of any Severance Pay and the continuation of welfare benefit plan coverage, as provided in Section 2.3(d), shall be made (or commence) in the month immediately following the month in which the waiver and release of claims described in Section 3.8 becomes non-revocable.

3.6          Termination Without Cause or for Good Reason During the Protection Period.  If, during the Employment Term and during the Protection Period, Key Employee’s employment is terminated by the Company Without Cause or Key Employee terminates his employment with the Company for Good Reason, he shall be entitled to (a) his unpaid Base Salary through the date of termination; (b) any compensation and benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which Key Employee is a participant; (c) a lump sum payment equal to his Severance Pay; and (d) during the

Severance Period, Company-paid benefit continuation coverage, on an insured or uninsured basis as determined by the Company in its sole discretion, concurrent with COBRA, for Key Employee and his family under the welfare benefit plans specified in Section 2.3(d) in which Key Employee is a participant, on the same basis as such benefits are provided to active employees.  Notwithstanding anything to the contrary herein, if Key Employee becomes re-employed by another employer during the Severance Period, Key Employee shall provide written notice of such re-employment to the Company within thirty (30) days of the commencement of such new employment, at which time the Company-paid benefit continuation coverage described herein shall be terminated.  Subject to Section 3.11, the payment of any Severance Pay and the continuation of welfare benefit plan coverage, as provided in Section 2.3(d), shall be made (or commence) in the month following the month in which the waiver and release of claims described in Section 3.8 becomes non-revocable.  In the event of Key Employee’s termination under this Section 3.6, Key Employee shall not be bound by the provisions of Section 3.9(b).

3.7          Termination of Company’s Obligations.  Upon termination of Key Employee’s employment for any reason, the Company’s obligations under this Agreement shall terminate and Key Employee shall be entitled to no compensation and benefits other than that provided in this ARTICLE III.  Notwithstanding such termination, the parties’ obligations under Sections  2.5 and 3.9 of this Agreement shall remain in full force and effect.

3.8          Release.  Notwithstanding the foregoing provisions of this ARTICLE III, Key Employee shall be entitled to the additional benefits specified in Section 3.4 (regarding termination Without Good Reason whether or not during the Protection Period), Section 3.5 (regarding termination Without Cause or for Good Reason outside the Protection Period) and Section 3.6 (regarding termination Without Cause or for Good Reason during the Protection Period) (i.e., those in addition to the payment of his Base Salary through the date of termination and any benefits payable pursuant to the terms of the compensation and benefit plans specified in Section 2.3 in which Key Employee is a participant), only upon his execution (and non-revocation) of a waiver and release of all claims substantially in the form attached hereto, which execution must occur before the forty-fifth (45th) day immediately following the date of termination; provided, however, that in any case where such forty-five (45) day period extends into December of any calendar year, any payments required to be made to Key Employee that are treated as deferred compensation for purposes of Section 409A shall be made no earlier than January 1 of the following calendar year.

3.9          Non-Competition; Non-Solicitation; Confidentiality.

(a)           Key Employee acknowledges and agrees that:  (i) the Company is engaged in the business of power line and commercial/industrial electrical construction services for electric utilities, telecommunication providers, commercial/industrial facilities, and government agencies and electrical construction and maintenance services for industrial and power generation clients (the “Business”); (ii) the Business is intensely competitive; (iii) Key Employee’s customer relationships are near permanent and but for Key Employee’s association with the Company, Key Employee would not have had contact with the customers; (iv) Key Employee will continue to develop and have access to and knowledge of non-public information of the Company and its clients; (v) the direct or indirect disclosure of any such confidential information to existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do damage to the Company; (vi) Key Employee has developed goodwill with the Company’s clients at the substantial expense of the Company; (vii) but for Key Employee entering into the covenants set forth in this Section 3.9, the Company would not have entered into the Financing and the closing of the offering and sale of equity securities by the Company as set forth above, (viii) Key Employee engaging in any of the activities prohibited by this Section 3.9, would constitute improper appropriation and/or use of the Company’s confidential information and/or goodwill, (ix) Key Employee’s association with the Company has been critical, and Key Employee’s association with the Company is expected to continue to be critical, to the success of the Company, (x) the services to be rendered by Key Employee to the Company are of a special and unique character, (xi)  Company conducts the Business throughout the United States, (xii) the noncompetition and other restrictive covenants and agreements set forth in this Agreement are fair and reasonable and it would not be reasonable to enter into the Financing without obtaining such non-competition and other restrictive covenants and agreements, and (xiii) in light of the foregoing and of Key Employee’s education, skills, abilities and financial resources, Key Employee acknowledges and agrees that the Key Employee will not assert, and it should not be considered, that enforcement of any of the covenants set forth in this Section 3.9 would prevent Key Employee from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(b)           Agreement not to Compete.  Key Employee will not, during his employment and the Post-Termination Period, directly or indirectly, carry on or conduct, the Business or any business of the nature in which the Company or its subsidiaries are then engaged in any geographical area in which the Company or its subsidiaries or affiliates engage in business at the time of such termination or any new line of business with respect to which Key Employee has created, received or had access to confidential information (as set forth below).  Key Employee agrees that he will not so conduct or engage in the Business or any such business in any capacity, including as an individual on his own account or as a partner or joint venturer or as an employee, agent, consultant or salesman for any other person or entity, or as an officer or director of a corporation, provided, that Key Employee may be a shareholder in any public corporation if he does not own ten percent (10%) or more of any class of its stock.

(c)           Confidential Information.  Key Employee will not, directly or indirectly, at any time following termination of his employment with the Company for any reason, reveal, divulge or make known to any person or entity, or use for Key Employee’s personal benefit (including for the purpose of soliciting business, whether or not competitive with any business of the Company or its subsidiaries or affiliates), any information acquired during the Employment Term with regard to the financial, business or other affairs of the Company or its subsidiaries or affiliates (including any list or record of persons or entities with which the Company or its subsidiaries or affiliates has any dealings), other than (i) information already in the public domain; or (ii) information that Key Employee is required to disclose under the following circumstances:  (A) at the direction of any authorized governmental entity; (B) pursuant to a subpoena or other court process; (C) as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or (D) as otherwise necessary, in the opinion of counsel for Key Employee, to be disclosed by Key Employee in connection with any legal action or proceeding involving Key Employee in his capacity as an employee, officer, director, or stockholder of the Company or any subsidiary or affiliate of the Company.

(d)           Key Employee will, upon the earlier of (i) any time requested by the Company or (ii) termination of his employment with the Company for any reason, promptly deliver to the Company all documents, memoranda, notes, reports, lists, files, customer lists, mailing lists, software, disks, credit cards, door and file keys, computer access codes, instructional manuals, and other physical or personal property which Key Employee received or prepared or helped to prepare in connection with his relationship with the Company including, but not limited to, any confidential information (as set forth above) of the Company or any of its subsidiaries and affiliates which he may then possess or have under his control, and Key Employee shall not retain any copies, duplicates, reproductions or excerpts thereof.

(e)           Agreement not to Solicit.    During the Employment Term and for the Post-Termination Period, Key Employee shall not (except on behalf of or with the written consent of the Company), either directly or indirectly, on Key Employee’s own behalf or in the service or on behalf of others, (i) solicit, divert, or appropriate, or (ii) attempt to solicit, divert, or appropriate, any person or entity that is or was a customer of the Company or any of its affiliates at any time during the twelve (12) months prior to the date of termination and with whom Key Employee has had material contact.

(f)            Agreement not to Recruit.  During the Employment Term and for the Post-Termination Period, Key Employee shall not, either directly or indirectly, on Key Employee’s behalf or in the service or on behalf of others, (i) solicit, divert, or hire away, or (ii) attempt to solicit, divert, or hire away, any employee of or consultant to the Company or its subsidiaries or affiliates.

(g)           Reasonableness of Restrictions.  Key Employee acknowledges that the geographic boundaries, scope of prohibited activities, and time duration set forth in this Section 3.9 are reasonable in nature and are no broader than are necessary to maintain the goodwill of the Company and the confidentiality of its confidential information and to protect the legitimate business interests of the Company, and that the enforcement of such provisions would not cause Key Employee any undue hardship nor unreasonably interfere with Key Employee’s ability to earn a livelihood.  If any court determines that any portion of this Section 3.9 is invalid or unenforceable, the remainder of this Section 3.9 will not thereby be affected and will be given full effect without regard to the invalid provisions.  If any court construes any of the provisions of this Section 3.9, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall reduce the duration or scope of such provision and enforce such provision as so reduced.

(h)           Enforcement.  Upon Key Employee’s employment with an entity that is not a subsidiary or affiliate of the Company (a “Successor Employer”) during the period that the provisions of this Section 3.9 remain in effect, Key Employee will provide such Successor Employer with a copy of this Agreement and will notify the Company of such employment within thirty (30) days thereof.  Key Employee agrees that in the event of a breach or threatened breach of the terms and conditions of this Section 3.9 by Key Employee, the Company will be entitled, if it so elects, to institute and prosecute proceedings, either in law or in equity, against Key Employee, to obtain damages for any such breach, or to enjoin (in the form of specific performance, temporary restraining order, temporary or permanent injunction or otherwise) Key Employee from any conduct in violation of this Section 3.9, without having to post a bond.

3.10        Parachute Payments.  Notwithstanding anything to the contrary in this Agreement, if it is determined (as hereafter provided) that any payment or distribution to or for Key Employee’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Key Employee shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Key Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Key Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Payments shall be treated as “parachute payments” within the meaning of section 28OG(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 28OG(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and reasonably acceptable to Key Employee such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 28OG(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 28OG(b)(4)(B) of the Code, in excess of the “base amount” (as such term is defined in section 28OG(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, (ii) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of excess parachute payments within the meaning of section 28OG(b)(1) of the Code (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of sections 28OG(d)(3) and (4) of the Code.  For purposes of determining the amount of the Gross-Up Payment, Key Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Key Employee’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of Key Employee’s termination of employment, Key Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Key Employee to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Key Employee with respect to such excess) at the time that the amount of such excess is finally determined.  Key Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Payments.  Notwithstanding anything in this Agreement to the contrary, in no event shall payments under this Section be made later than the end of Key Employee’s taxable year following the taxable year in which the related Excise Tax is remitted by or on behalf of the Key Employee.

3.11        Payments Subject to Section 409A of the Code.  Notwithstanding the foregoing provisions of this ARTICLE III, to the extent required by Section 409A of the Code and applicable guidance thereunder, payments that Key Employee would otherwise be entitled to receive hereunder during the first six months following the date of Key Employee’s termination of employment will be accumulated and paid on the date that is six months and one day after the date of Key Employee’s termination of employment (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid without adverse tax consequences to Key Employee under section 409A of the Code; provided, however, that no such delay shall apply with respect to payments to which Key Employee is entitled in the event of his death.

ARTICLE IV
MISCELLANEOUS

4.1          Governing Law.  This Agreement is governed by and will be construed in accordance with the laws of the State of Illinois, without regard to the conflicts of law principles of such State.

4.2          Amendment and Waiver.  The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Key Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

4.3          Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

4.4          Entire Agreement.  Except as provided in the written benefit plans and programs referenced in Section 2.3(c) and Section 2.3(d), this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

4.5          Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

4.6          Legal Fees.  The Company shall reimburse Key Employee for all reasonable legal fees and expenses incurred by the Executive in a dispute regarding the Key Employee’s rights under this Agreement, within forty-five (45) day of when such fees and expenses are incurred, but in no event later than the end of the taxable year in which such fees and expenses are incurred, unless a court of competent jurisdiction determines the Key Employee’s position in such dispute not to be bona fide.

4.7          Headings.  The paragraph headings have been inserted for purposes of convenience and will not be used for interpretive purposes.

4.8          Actions by the Board.  Any and all determinations or other actions required of the Board (or a committee thereof) hereunder that relate specifically to Key Employee’s employment by the Company or the terms and conditions of such employment will be made by the members of the Board or such committee other than Key Employee (if Key Employee is a member of the Board or such committee), and Key Employee will not have any right to vote or decide upon any such matter.

4.9          Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

[Signature Page Follows]

INTENDING TO BE BOUND, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:

MYR GROUP INC.

By:	/s/ WILLIAM A. KOERTNER
Name:	William A. Koertner
Title:	President and CEO

KEY EMPLOYEE:

/s/ MARCO A. MARTINEZ
Marco A. Martinez